Exhibit 10.8

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is dated this 4th day of October, 2017, among SILVERGATE CAPITAL CORPORATION, a Maryland corporation (the “Corporation”), SILVERGATE BANK, a California banking corporation (the “Bank”), and Dennis S. Frank (the “Executive”). The Corporation and the Bank are collectively referred to as the “Employers”.

WITNESSETH

WHEREAS, Corporation is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, subject to the primary supervision and regulation of the Board of Governors of the Federal Reserve System (“FRB”).

WHEREAS, Bank is a California chartered commercial bank and wholly-owned subsidiary of Corporation, subject to the primary supervision and regulation of the California Department of Business Oversight (“CDBO”) and the FRB by virtue of its membership in the Federal Reserve Bank of San Francisco.

WHEREAS, the Executive is presently an officer of each of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that Executive’s employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.        Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)

Cause. Termination of the Executive’s employment with the Employers for “Cause” shall mean termination because of personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties on behalf of either Employer, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Employers. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination. In the event employment of the Executive is terminated pursuant to this subparagraph 1(a), the Employers shall have no further liability to the Executive under this Agreement. Termination under this subparagraph 1(a) shall not prejudice any remedy that the Employers may have at law, in equity, or under this Agreement.

(b)	Change in Control of the Corporation. “Change in Control of the Corporation” shall mean the occurrence of any of the following events, subject to the interpretational provisions thereafter:

(i)    A person (or group) acquires stock that, together with stock already owned by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation, and (A) a majority of the members of the board of directors is replaced during the twelve (12)-month period following such acquisition, by directors whose appointment or election is not endorsed by a majority of the Corporation’s board of directors prior to the date of the appointment or election; (B) the acquisition is the result of a merger or consolidation of the Corporation; or (C) the acquisition constitutes more than ninety percent (90%) of the total fair market value or total voting power of the stock of the Corporation. If a person (or group) already owns more than fifty percent (50%) of the stock, the acquisition of additional stock will not be considered a Change in Control of the Corporation under this paragraph unless and until the acquisition of additional stock reaches the threshold in (C) above. Under this paragraph, a Change in Control of the Corporation occurs only if there is a transfer or issuance of stock and the stock remains outstanding after the transaction. The change in board membership event is considered part of a Change in Control of the Corporation only when there is no majority shareholder corporation.

(ii)    A person (or group) acquires, during a twelve (12)-month period, stock possessing fifty percent (50%) or more of the total voting power of the Corporation, and (A) a majority of the members of the board of directors is replaced during the twelve (12)-month period following such acquisition, by directors whose appointment or election is not endorsed by a majority of the Corporation’s board of directors prior to the date of the appointment or election; (B) the acquisition is the result of a merger or consolidation of the Corporation; or (C) the acquisition constitutes more than ninety percent (90%) of the total voting power of the stock of the Corporation. If a person (or group) already owns at least fifty percent (50%) of the voting power, the acquisition of additional voting power does not trigger a Change in Control of the Corporation under this paragraph unless and until the acquisition of additional stock reaches the threshold in (C) above. The change in board membership event is considered part of a Change in Control of the Corporation only when there is no majority shareholder corporation.

(iii)    A person (or group) acquires, during a twelve (12)-month period, assets that have a total gross fair market value (i.e. without regard to liabilities) of ninety percent (90%) or more of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition. However, such an event will not be a Change in Control of the Corporation under this paragraph if the transfer is to an entity that is controlled by the shareholders of the Corporation, such as: (i) a shareholder of the Corporation in exchange for or with respect to the receiving of the other entity’s stock, (ii) an entity in which the Corporation owns fifty percent (50%) or more of the total fair market value or total voting power, (iii) a person (or group) that owns directly or indirectly fifty percent (50%) or more of the total fair market value or total voting power of all of the outstanding stock of the Corporation; or (iv) an entity in which at least fifty percent (50%) of the total fair market value or total voting power is owned directly or indirectly by a person that owns directly or indirectly fifty percent (50%) or more of the total fair market value or total voting power of all of the outstanding stock of the Corporation.

The following interpretational provisions relate to the foregoing:

a.    The terms “person” and “group” shall have the meanings set forth in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder; provided that (I) persons will not be considered to be acting as a group solely because they purchase or own stock of the Employer at the same time or as a result of the same public offering; and (II) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Corporation or the Bank.

b.    The term “acquire” shall mean becoming, and the term “own” shall mean being, the “beneficial owner” as defined in Rule 13d-3 of the Securities and Exchange Commission.

c.    The formation of a holding company for the Bank as to which the beneficial owners are substantially identical in proportion to their prior ownership of the Bank shall not be deemed a Change in Control of the Corporation.

d.    The preceding events, when they occur with respect to the Bank (as if it were the “Corporation” in the preceding subparagraphs) shall be deemed to be a Change in Control of the Corporation so long as the Corporation owns at least fifty percent (50%) or more of the total voting power of the Bank.

(c)	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

(d)

Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment with the Employers is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment with the Employers is terminated for any other reason, the date specified in the Notice of Termination. Notwithstanding anything to the contrary, the Date of Termination shall be a “separation from service” with the Employers within the meaning of Code Section 409A and shall only occur when the Executive terminates employment with both the Corporation and the Bank and their subsidiaries, affiliates, and successors.

(e)

Disability. Termination by the Employers of the Executive’s employment with the Employers based on “Disability” shall mean the Executive is either (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employers (or any subsidiary).

(f)

Good Reason. Termination by the Executive of the Executive’s employment with the Employers for “Good Reason” shall mean termination by the Executive following a Change in Control of the Corporation, provided that the Employers have not remedied the condition specified in the Notice of Termination provided by the Executive within the thirty (30) day or more period specified in the Notice of Termination, based on the occurrence of one of the following events:

(i)	Without the Executive’s express written consent, either Employer makes a material adverse change in the Executive’s functions, duties or responsibilities with that Employer;

(ii)

Without the Executive’s express written consent, the Bank makes a material reduction in the Executive’s base salary with the Bank as the same may be increased from time to time or makes a material reduction in the package of fringe benefits provided to the Executive by the Bank, taken as a whole;

(iii)

Without the Executive’s express written consent, either Employer requires the Executive to work in an office which is more than 30 miles from the location of the Employer’s current principal executive office, except for required travel on business of the Employers to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)

The Employers purport to terminate the Executive’s employment for Disability or Retirement, which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (h) below; or

(v)	Either Employer fails to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 6 hereof.

(g)	IRS. IRS shall mean the Internal Revenue Service.

(h)

Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause, which shall be effective immediately; (iv) is given in the manner specified in Section 7 hereof; and (v) with respect to a Notice of Termination by the Executive for Good Reason, the notice shall be provided within ninety (90) days of the initial existence of Good Reason condition, and the Employers shall be provided a period of at least thirty (30) days to remedy the Good Reason condition.

(i)

Retirement. “Retirement” shall mean voluntary termination by the Executive of Executive’s employment with the Employers in accordance with the Employers’ retirement policies, including early retirement, generally applicable to the Employers’ salaried employees.

2.        Benefits Upon Termination. If the Executive’s employment with the Employers shall be terminated subsequent to a Change in Control of the Corporation and during the term of this Agreement by (i) the Employers for any reason other than Cause, Disability, or the Executive’s death or (ii) the Executive for Good Reason, then the Bank shall:

(a)    pay to the Executive in a lump sum on the Date of Termination an amount equal to twelve (12) months of the Executive’s then current monthly base salary;

(b)    maintain and provide for a period ending twelve (12) months from the Date of Termination, at no greater cost to the Executive than Executive is paying as of the Date of Termination, the Executive’s continued participation in all group health insurance plans offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination. In the event that the Bank is unable to provide the benefits set forth in this subparagraph (b) due to the change in Executive’s status to that of a non-employee, the Bank shall include in the lump sum payment due pursuant to the terms of Section 2(a) the Bank’s premium cost for active employee coverage under the benefits required to be provided by this subparagraph (b), payable on the Date of Termination. To the extent the benefits described in this Section 2(b) would trigger the penalty tax and interest penalties under Section 409A or 105(h) of the Code, then the benefit(s) that would trigger the tax and interest penalties shall not be provided, and in lieu of such benefit(s) a lump sum cash payment equal to the present value of such benefit(s) will be provided to the Executive, payable on the Date of Termination.

3.        IRC Section 280G. If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, the benefits or payments payable by the Bank pursuant to Section 2(b) hereof then followed by the cash payments payable by the Bank pursuant to Section 2(a) hereof shall be reduced, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Bank under Section 2 being non-deductible to the Bank pursuant to Section 280G of the Code and subject the Executive to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent counsel selected by the Employers’ independent public accountants and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

4.        Mitigation; Exclusivity of Benefits.

(a)        The Executive shall not be required to mitigate the amount of any benefits hereunder, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)        The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

5.        Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.        Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank, savings association or other entity with or into which either of the Employers may hereafter merge or consolidate or to which either of the Employers may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.        Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Corporation:

           Silvergate Capital Corporation

           4250 Executive Square, Suite 300

           La Jolla, CA 92037

To the Bank:

           Silvergate Bank

           4250 Executive Square, Suite 300

           La Jolla, CA 92037

To the Executive:

           At Executive’s address as set forth in the employment records of the Bank.

8.        Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.        Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of California.

10.        Nature of Employment and Obligations.

(a)        Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)        Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

11.        Term of Agreement. This Agreement shall commence on the date of this Agreement and this Agreement shall terminate one (1) year after a Change in Control of the Corporation, or upon the termination of the Executive’s employment with the Bank (without prejudice to the rights of the Executive under this Agreement, if any, related to such termination if such termination occurs after a Change in Control of the Corporation). This Agreement may not be terminated prior to or subsequent to a Change in Control without the Executive’s consent.

12.        Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.        Regulatory Prohibition. The Parties acknowledge and agree that entry into this Agreement is and payment of severance under Section 2 of this Agreement may be subject to receipt of approval from the FRB pursuant to Section 1828(k) and Part 359 of the FDIC Rules and Regulations and the CDBO. If such approval is not obtained or is subject to modifications specified by the FRB or the CDBO the parties agree to negotiate in good faith to amend this Agreement to provide for substantially equivalent terms consistent with regulatory requirements and Code Section 409A.

16.        Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect before a panel of three arbitrators selected by the Bank. Arbitration shall occur in La Jolla, California or such other location as may be mutually agreed to by the parties.

The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

17.        Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

18.        Code Section 409A. Although the Employers do not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Code. The terms of this Agreement when subject to more than one interpretation shall always be interpreted in a manner that complies with the requirements of Code Section 409A and the formal guidance issued thereunder. Notwithstanding anything to the contrary, in the event that the Board of Directors of the Bank and the Corporation determine, after a review of Section 409A of the Code and all applicable IRS guidance, that this Agreement should be amended to comply with Section 409A of the Code then the Employers may amend this Agreement to make any changes required to comply with Section 409A of the Code. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. If the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	SILVERGATE CAPITAL CORPORATION

/s/ John M. Bonino	By	/s/ Robert C. Campbell
Robert C. Campbell, Lead Director

Attest:		SILVERGATE BANK

/s/ John M. Bonino	By	/s/ Alan J. Lane
Alan J. Lane, Chief Executive Officer

Attest:		EXECUTIVE

/s/ Kathleen Fraher	By	/s/ Dennis S. Frank
Dennis S. Frank